Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and Registration Statement Nos. 333-182642, 333-196939 and 333-203588 on Form S-3 of our reports dated February 25, 2016, relating to (1) the consolidated financial statements of DCP Midstream Partners, LP and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of the amended provisions of ASC 835-30, Interest-Imputation of Interest, as it pertains to reporting debt issuance costs related to notes as a direct reduction to the face amount of the note in the consolidated balance sheets, rather than as a long-term asset) and (2) the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Denver, Colorado February 25, 2016